                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        -------------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                        -------------------------------

                        AGRIBRANDS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)

            Missouri                                  43-1794250
-----------------------------------       --------------------------------------
   (State or Other Jurisdiction            (I.R.S. Employer Identification No.)
 of Incorporation or Organization)

 9811 South Forty Drive, St. Louis, Missouri             63124
--------------------------------------------------------------------------------
  (Address of Principal Executive Offices)             (Zip Code)

    Agribrands International, Inc. Non-Qualified Deferred Compensation Plan
--------------------------------------------------------------------------------
                           (Full Title of the Plan)

                                DAVID R. WENZEL
                            Chief Financial Officer
                        Agribrands International, Inc.
               9811 South Forty Drive, St. Louis, Missouri 63124
                                (314) 812-0500
--------------------------------------------------------------------------------
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                  Copies to:
                           MICHAEL J. COSTELLO, Esq.
                                General Counsel
                        Agribrands International, Inc.
              9811 South Forty Drive, St. Louis, Missouri  63124
                                (314) 812-0500

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                             Proposed Maximum    Proposed Maximum       Amount of
Title of Securities                       Amount to be      Offering Price Per  Aggregate Offering    Registration
to be Registered<F1>                     Registered<F2>         Share<F3>           Price<F3>           Fee<F3>
--------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations          2,500,000              100%              $2,500,000           $737.50
====================================================================================================================

     <F1>   The deferred compensation obligations being registered are general unfunded and unsecured obligations of Agribrands International, Inc. to pay deferred compensation in the future to participating members of the Agribrands International, Inc. Executive Savings Investment Plan (the "Plan").

     <F2>   The deferred compensation obligations being registered represent the maximum amount of compensation deferrals which, it is anticipated, may be made by participants in the Plan during the approximate twenty-four month period following the initial offering date under this Registration Statement.

     <F3>   The amount set forth herein is estimated solely for purposes of calculating the registration fee in accordance with Rule
            457(h)(1).

================================================================================

         PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      Information contained in the following documents of Agribrands International, Inc. (the "Corporation") filed with the Securities and Exchange Commission (the "Commission") is incorporated herein by reference:

      (a) The Corporation's General Form for Registration of Securities on Form 10, as filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
Registration No. 1-13479.

      All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

      The deferred compensation obligations (the "Deferred Compensation Obligations") of the Corporation being registered herein are issuable under the terms of the Agribrands International, Inc. Non-Qualified Deferred Compensation Plan (the "Plan"). The Deferred Compensation Obligations represent obligations of the Corporation to pay to Plan participants certain compensation amounts that the participants have elected to defer and may also represent amounts that have been credited to a participant's account under the Plan.

      Under the Plan, the Corporation will provide non-employee directors and a select group of management or other highly compensated employees of the Corporation or its participating subsidiaries (each, an "Eligible Employee" and, with the non-employee directors, a "Participant") the opportunity to defer a portion of their annual salary and bonus, or director's retainer and fees, paid by the Corporation or its participating subsidiaries (the "Compensation"). Each Eligible Employee must have elected to defer Compensation as permitted under the terms of the Agribrands International, Inc. Savings Investment Plan (the "SIP"). The Plan provides that an Eligible Employee whose annual deferrals into the SIP are limited by the deferral limits imposed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended, may defer a portion of his or her Compensation, in excess of that permitted to be deferred pursuant to the SIP, on a before-tax basis into the Plan. The Plan does not permit any after-tax deferrals.

      For each applicable payroll period, the Corporation will contribute (a "Corporation Basic Matching Contribution") on behalf of each Eligible Employee an amount equal to 50% of such Participant's Basic Matched Contributions (as defined in the Plan) and may contribute, in its discretion, such additional matching contributions as it deems appropriate (a "Corporation Supplemental Matching Contribution"). All amounts attributable to a Participant will be credited to an account maintained on behalf of such Participant (a "Deferral Account") and will be indexed to one or more investment options chosen by such Participant from a list of such options. Each Deferral Account will be adjusted to reflect the investment experience of the selected investment option or options, including any appreciation or depreciation.

      Each Participant is fully vested at all times in any and all amounts attributable to his or her Basic Matched Contributions, Basic Unmatched Contributions and Supplemental Contributions (each as defined in the Plan) and any earnings thereon. Each Participant who was employed by the Corporation or its subsidiaries on or before April 15, 1998 will be fully vested in Corporation Basic Matching Contributions and Corporation Supplemental Matching Contributions; other Participants will be vested in Corporation Basic Matching Contributions and Corporation Supplemental Matching Contributions at the rate of 20% for each whole year of employment with the Corporation and will be fully vested in Corporation Basic Matching Contributions and Corporation Supplemental Matching Contributions upon the attainment of age sixty five, retirement, disability, death, termination of the Plan or a "change in control" of the Corporation (as defined in the Plan). A Participant's Basic Matched Contributions, Basic Unmatched Contributions and Supplemental Contributions which are attributable to salary will become payable upon the Participant's termination of employment or death. An Eligible Employee's Basic Matched Contributions, Basic Unmatched Contributions and Supplemental Contributions which are attributable to a Participant's bonus will become payable on January 31 of the year following the year in which such bonus was earned or upon the Participant's termination of employment.

      The Plan provides that no distribution from the Plan will be made to any Participant until such Participant's retirement, termination of employment, disability or death. The Plan provides that all distributions under the Plan will be made in a lump sum cash payment. Loans are not permitted under the Plan, and no withdrawals from the Plan are permitted unless the Plan Administrator (as defined in the Plan) determines that a Participant needs funds because of a financial hardship arising out of an unforeseeable emergency. All benefits due to a Participant or beneficiary under the Plan are unfunded and unsecured and are payable out of the general funds of the Corporation. The Corporation may, in its discretion, establish a grantor trust for the payment of benefits and obligations under the Plan, the assets of which will be subject to the claims of the Corporation's creditors at all times, provided that the trust does not alter the characterization of the Plan as an unfunded plan for purposes of ERISA.

      The power to amend, modify or terminate the Plan is reserved to the Nominating and Compensation Committee of the Corporation's Board of Directors; however, no amendment, modification or termination may affect any Deferral Account prior to the effective date of such amendment, modification or termination without the consent of each Participant or beneficiary affected thereby. The right to receive payment of benefits under the Plan may not be transferred, assigned or pledged except by beneficiary designation, will or pursuant to the laws of descent and distribution. In the event that a Participant's employment is terminated prior to his or her attaining age 55, the unvested portion of the Corporation Basic Matching Contributions and Corporation Supplemental Matching Contributions, if any, allocated to such Participant's Deferral Account, and any earnings thereon, will be forfeited as of the date of termination of employment. Corporation Basic Matching Contributions and Corporation Supplemental Matching Contributions will be forfeited in the event that a Participant is terminated for "cause" (as defined in the Plan).

      The forgoing discussion is qualified in its entirety by reference to the Plan.

Item 5.  Interests of Counsel and Named Experts.

      Certain legal matters in connection with the deferred compensation obligations to be registered hereby have been passed upon for the Corporation by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Members of, and attorneys employed by, that firm owned directly or indirectly as of April 1, 1998 3,218 shares of the Corporation's common stock.

Item 6.  Indemnification Of Directors And Officers.

      Under Section 351.355 of the Missouri General Business Corporation Law (the "GBCL") and the Corporation's Articles of Incorporation, the Corporation must indemnify any person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation) who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise, to the maximum extent permitted by law, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Corporation), by reason of the fact that such person is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct.

      The Corporation's directors and executive officers also have indemnification contracts with the Corporation. Pursuant to those agreements, the Corporation has agreed to indemnify the directors and executive officers to the full extent authorized or permitted by the GBCL. The agreements also provide for indemnification to the extent not covered by the GBCL or insurance policies purchased and maintained by the Corporation (e.g. if the GBCL is amended to change the scope of indemnification). Such indemnification would be coextensive with the indemnification currently permitted by the GBCL, as described above, but no indemnity would be paid (i) in respect to remuneration paid to the director, or executive officer or employee if it shall be finally judicially adjudged that such remuneration is in violation of law; (ii) on account of any suit for an accounting of profits made from the purchase or sale by the director, executive officer or employee of securities of the Corporation pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any state or local statutory law; (iii) on account of the directors, executive officer's or employee's conduct which is finally judicially adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct; or
(iv) if a final decision by a Court having jurisdiction in the matter (all appeals having been denied or none having been taken) shall determine that such indemnification is not lawful. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director, executive officer or employee and for repayment of such expenses by the director, executive officer or employee to the Corporation if it is ultimately judicially determined that the director, executive officer or employee is not entitled to such indemnification.

      The Corporation has directors' and officers' insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Corporation's Articles of Incorporation.

      The foregoing represents a summary of the general effect of the indemnification provisions of GBCL and the Corporation's Articles of Incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section
351.355 of the GBCL, the Corporation's Articles of Incorporation and its pertinent agreements, copies of which were filed as exhibits to the Corporation's Registration Statement on Form 10, which is incorporated herein by reference.

Item 7.  Exemption from Registration Claimed.

      This item is inapplicable.

Item 8.  Exhibits.

      The following exhibits are submitted herewith or incorporated by reference herein:

   Exhibit
   Number         Exhibit
   ------         -------
    4(a)          Agribrands International, Inc. Non-Qualified Deferred Compensation Plan

    5(a)          Opinion of Lewis, Rice & Fingersh, L.C.

   23(a)          Consent of Lewis, Rice & Fingersh, L.C. (included as part of Exhibit 5(a))

   23(b)          Consent of Price Waterhouse LLP

   24             Powers of Attorney (included in signature page of this Registration Statement)

Item 9.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, as of April 1, 1998.

                              AGRIBRANDS INTERNATIONAL, INC.


                              By  /s/ David R. Wenzel
                                  ----------------------------------------
                                  David R. Wenzel
                                  Chief Financial Officer







                      [Signatures continued on next page]

                             [Signatures (cont.)]


                               POWER OF ATTORNEY

      Each person whose signature appears below hereby appoints David R. Wenzel and Michael J. Costello, and each of them, severally, his true and lawful attorneys and agents to execute in his name, place and stead (individually and in any capacity stated below) any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the others and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of he undersigned might or could do in person.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities as of April 1, 1998.

Name                          Title
----                          -----
/s/ William P. Stiritz        Chairman, Chief Executive Officer and President
-------------------------     (principal executive officer)
William P. Stiritz

/s/ David R. Wenzel           Chief Financial Officer
-------------------------     (principal financial and accounting officer)
David R. Wenzel

/s/ David R. Banks            Director
-------------------------
David R. Banks

/s/ Jay W. Brown              Director
-------------------------
Jay W. Brown

/s/ M. Darrel Ingram          Director
-------------------------
M. Darrell  Ingram

/s/ H. Davis McCarty          Director
-------------------------
H. Davis McCarty

/s/ Joe R. Micheletto         Director
-------------------------
Joe R. Micheletto

/s/ Martin K. Sneider         Director
-------------------------
Martin K. Sneider


                        AGRIBRANDS INTERNATIONAL, INC.
                        FORM S-8 REGISTRATION STATEMENT

                                 Exhibit Index

Reg. S-K
Item 601
Exhibit No.                                  Exhibit
-----------                                  -------
   4(a)          Agribrands International, Inc. Non-Qualified Deferred Compensation Plan

   5(a)          Opinion of Lewis, Rice & Fingersh, L.C.

  23(a)          Consent of Lewis, Rice & Fingersh, L.C. (included as part of Exhibit 5(a))

  23(b)          Consent of Price Waterhouse LLP

  24             Powers of Attorney (included in signature page of this Registration Statement)
